EXHIBIT K

PROCURADURÍA FISCAL DE LA FEDERACIÓN SUBPROCURADURÍA FISCAL FEDERAL DE ASUNTOS FINANCIEROS

Mexico City, January 24, 2022

United Mexican States

Ministry of Finance and Public Credit

Insurgentes Sur 1971

Torre III, Piso 7

Colonia Guadalupe Inn

Alcaldía Álvaro Obregón

01020 Ciudad de México

México

Ladies and Gentlemen:

Pursuant to Article 79, fraction XV, of the Reglamento Interior de la Secretaría de Hacienda y Crédito Público (“Internal Regulations of the Ministry of Finance and Public Credit”), which sets forth the authority of this Subprocuraduría Fiscal Federal de Asuntos Financieros (“Deputy Federal Fiscal Attorneyship for Financial Affairs”) to express an opinion of law in connection with the legal instruments related to public credit, I, the Deputy Federal Fiscal Attorney for Financial Affairs, sign the present opinion concerning the Registration Statement No. 333-239038 filed with the Securities and Exchange Commission on June 9, 2020, as amended, and a Registration Statement being filed on the date hereof under Schedule B of the Securities Act of 1933 (the “REGISTRATION STATEMENT,” and together with the Registration Statement No. 333-239038 the “REGISTRATION STATEMENTS”), pursuant to which the United Mexican States (“MÉXICO”) propose to issue from time to time in the United States an aggregate initial offering price of up to U.S.$16,346,069,234 (or its equivalent in one or more currencies or currency units) of its debt and/or warrants, including multiple series of debt securities issued under (i) a fiscal agency agreement, dated as of September 1, 1992, between MÉXICO and Citibank, N.A. as Fiscal Agent, as amended by Amendment No. 1 thereto, dated as of November 28, 1995 and by Amendment No. 2 thereto, dated as of March 3, 2003 (the “FISCAL AGENCY AGREEMENT”) (the “FISCAL AGENCY AGREEMENT NOTES”) or (ii) an amended and restated indenture between MÉXICO and Deutsche Bank Trust Company Americas as Trustee, dated as of June 1, 2015, as amended by the First Supplemental Indenture, dated as of January 24, 2022 (the “INDENTURE”) (the “INDENTURE NOTES,” and together with FISCAL AGENCY AGREEMENT NOTES, the “NOTES”).

The present opinion is being delivered to you solely upon the examination of the documents listed in subsection 2) set forth below, and in accordance with the relevant Mexican law in force as of the date hereof; therefore, I express no opinion other than as to the laws of MÉXICO. I have assumed for the purpose of this opinion (except with respect to matters of which I have personal knowledge): (a) that each of the documents I examined in rendering this opinion and all other documents to be executed and delivered in connection with the issuance and sale of the NOTES (other than by MÉXICO) have been duly authorized, executed and delivered by the appropriate party or parties thereto (other than MÉXICO) and that each such party (other than MÉXICO) has all the necessary power, authority and legal right to enter into such documents to which it is a party and to perform its obligations under each of the documents to which it is a party; (b) the authenticity of all documents examined by me (and the completeness and conformity to the originals of any copies thereof submitted to me) and the genuineness of all signatures (other than signatures of officials of MÉXICO); and (c) the accuracy as to factual matters of each document I have reviewed. In particular, to the extent that New York or United States federal law is relevant to the opinion expressed below, I have relied, without making any independent investigation, on the opinion of Cleary Gottlieb Steen & Hamilton LLP, United States counsel to MÉXICO, dated the date hereof.

1)	I have examined the following provisions, laws, regulations and Decrees as I have considered necessary to give this opinion:

(a)

all relevant provisions of the Constitución Política de los Estados Unidos Mexicanos (“Political Constitution of the United Mexican States,” or the “CONSTITUTION”) and all relevant Mexican laws, decrees, directives or other governmental acts pertaining to the authorization of the issuance and sale of the NOTES, including the following:

(i)

the CONSTITUTION, Article 73, fraction VIII, first and second paragraphs, and Article 89, fraction I, empowering the Congreso de la Unión (“Mexican Union Congress”) to establish the bases upon which the Ejecutivo Federal (“Federal Executive Branch”) may borrow upon the credit of MÉXICO;

(ii)

the Ley de Ingresos de la Federación para el Ejercicio Fiscal de 2022 (“Mexican Federal Revenue Law for the Fiscal Year 2022”), Article 2, authorizing the Federal Executive Branch to contract for the issuance of securities on foreign markets, for the purposes of financing the Federal Expenditure Budget for 2022, as well as exchanging and refinancing México’s external indebtedness;

(iii)

the Ley Orgánica de la Administración Pública Federal (“Organic Law of the Federal Public Administration”), Article 31, fractions V and VI, empowering the Secretaría de Hacienda y Crédito Público (“Ministry of Finance and Public Credit”) to manage the public debt of the Federation and to carry out or authorize all the transactions in which the public credit is used;

(iv)

the Ley Federal de Deuda Pública (“Federal Law of Public Debt”), Article 1, fraction I, Article 2, fractions I and IV, Article 3, Article 4, fractions I, II, IV, V and VII, Article 5, Articles 8 through 12, Article 16, and Article 17, first paragraph, concerning the incurrence and maintenance of the public debt; the authority of the Ministry of Finance and Public Credit to contract and manage public indebtedness and to formulate the program thereof;

2

(v)

the Ley del Mercado de Valores (“LAW OF THE SECURITIES MARKET”), Article 7, referring to the delivery of notice to the Comisión Nacional Bancaria y de Valores (“MEXICAN NATIONAL BANKING AND SECURITIES COMMISSION”) of public offers abroad of securities issued in MÉXICO or by Mexican legal entities; and

(vi)

the Internal Regulations of the Ministry of Finance and Public Credit, Articles 4, 7, first paragraph, and 17, fractions VIII, X and XIV, relating to the original power conferred upon the Subsecretario de Hacienda y Crédito Público (“Undersecretary of Finance and Public Credit”) for the processing and resolution of all the affairs within the competence of his subordinate units, and the power conferred upon the Titular de la Unidad de Crédito Público (“Deputy Undersecretary for Public Credit”) to take, on behalf and as attorney-in-fact of MÉXICO, any of the actions required for the issuance, sale and performance by MÉXICO of the NOTES and to execute and deliver on behalf and as attorney-in-fact of MÉXICO, any agreement, instrument or document relating thereto.

(b)	the decree dated December 20, 2021 of the Presidente de la República (“President of MÉXICO”) to the Ministry of Finance and Public Credit with respect to the issuance of the NOTES; and

(c)	such other Mexican laws and regulations relevant to the opinion set forth below.

2)	I give this opinion upon the examination of the following instruments and documents:

(a)	the REGISTRATION STATEMENTS;

(b)	the FISCAL AGENCY AGREEMENT;

(c)

the form of Authorization Certificate dated December 20, 2012, pursuant to Section 1(b) of the FISCAL AGENCY AGREEMENT (the “FISCAL AGENCY AUTHORIZATION CERTIFICATE”), including the forms of the FISCAL AGENCY AGREEMENT NOTES annexed thereto;

(d)	the INDENTURE; including the form of the INDENTURE NOTES annexed thereto; and

(e)

the Confirmation of Authority from the Secretary of Finance and Public Credit of the United Mexican States dated September 27, 2021 confirming the authority related to public credit set forth in the current Internal Regulations of the Ministry of Finance and Public Credit, conferred upon the Undersecretary of Finance and Public Credit and the Deputy Undersecretary for Public Credit, to execute and deliver, on behalf of MÉXICO, any and all documents relating to the NOTES, including without limitation, the FISCAL AGENCY AUTHORIZATION CERTIFICATE and the INDENTURE AUTHORIZATION CERTIFICATE.

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3)	Based on the foregoing and upon such investigation as I have deemed necessary, I am of the opinion that:

Under and with respect to the present laws of MÉXICO, the NOTES have been duly authorized and, when executed and delivered by MÉXICO and authenticated pursuant to the FISCAL AGENCY AGREEMENT or the INDENTURE, as applicable, and delivered as contemplated by the REGISTRATION STATEMENTS, will constitute valid and legally binding obligations of MÉXICO.

I hereby consent to the filing of this opinion with the REGISTRATION STATEMENT and to the use of the name of the Deputy Federal Fiscal Attorney of Financial Affairs of MÉXICO under the caption “Validity of the Securities” in the prospectus and in any prospectus supplement relating to the offer of the NOTES.

This opinion is delivered solely in connection with the filing of the REGISTRATION STATEMENT, and replaces the previous dated as of June 9, 2020.

Very truly yours,

By:	/s/ Ranmsés Arturo Ruĺz Cázares
Ranmsés Arturo Ruĺz Cázares
The Deputy Federal Fiscal Attorney for Financial Affairs of the Ministry of Finance and Public Credit of the United Mexican States

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Exhibit 1(a)(i)

[TRANSLATION]

POLITICAL CONSTITUTION OF THE

UNITED MEXICAN STATES

“Article 73.- The Congress is empowered: […]

VIII.- On public debt matters, to:

1st. Set forth the basis upon which the Executive may borrow upon the credit of the Nation, to approve such borrowings and to acknowledge and instruct the repayment of the national debt. No borrowing may be made if not for the execution of projects which are set to increase public revenues pursuant to the law in that matter, except for borrowings made for monetary regulatory purposes, the refinancing and public debt transactions should be carried out under the best market conditions; likewise conversion transactions and borrowings executed throughout any emergency declared by the President of the Republic under the terms of Article 29;

2nd. Approve annually the amount of debt to be included in the income law, if required by the Federal District and its public sector entities, according to the bases of the relevant law. The Executive shall report annually to the Congress on the use of such debt, in which case the Head of Government will deliver the report on the use of the corresponding resources it had incurred. The Head of Government shall also report this to the Legislative Assembly of the Federal District when accounting the public debt. […]”

“Article 89. The faculties and duties of the President are the following:

I. To promulgate and execute the laws that the Congress enacts providing its exact observance within the administrative functions. […]”

Exhibit 1(a)(ii)

[TRANSLATION]

FEDERAL REVENUE LAW FOR THE FISCAL YEAR 2022

“Article 2. The Federal Executive Branch, through the Ministry of Finance and Public Credit, is authorized to contract and execute borrowings, loans, and any public indebtedness, including security issuances, under the terms of the Federal Law of Public Debt and for the financing of the Expenditure Budget for 2022, for an amount of net internal indebtedness of up to 850 billion pesos. Also, the Federal Executive Branch shall be able to contract obligations that constitute public internal indebtedness in addition to what has been authorized, provided that the net external indebtedness be lower than the one established in this article or in the budget of such entities in an amount equivalent to the amount of such additional obligations. The Federal Executive Branch is authorized to contract and execute borrowings, loans, and any public indebtedness abroad, including security issuances with the purpose of financing the Expenditure Budget for 2022, as well as exchanging or refinancing indebtedness of the Federal Public Sector in order to obtain a net amount of external indebtedness of 3.8 billion dollars of the United States of America, which includes the net amount of external indebtedness to be executed with International Multilateral Financial Institutions. Similarly, the Federal Executive Branch and the direct control entities shall be able to contract obligations that constitute public external indebtedness in addition to what has been authorized, provided that the net internal indebtedness is less than the one established in this article or in the budget of such entities in an amount equivalent to the amount of such additional obligations. For the determination of the preceding, the calculation will be made once, on the last banking day of the fiscal year of 2022 considering the exchange rate for the payment of duties denominated in foreign currencies payable on the Mexican Republic published by the Banco de México in the Diario Oficial de la Federación, and the equivalencies of Mexican pesos with respect to other currencies made public by the Banco de México, in all the cases on the dates of formalization of the corresponding transactions.

The Federal Executive Branch, through the Ministry of Finance and Public Credit, is also authorized to issue securities in domestic currency and contract loans for exchange or refinancing of Federal Treasury liabilities, under the terms of the Federal Law of Public Debt. Likewise, the Federal Executive Branch is authorized to contract borrowings or issue securities abroad in order to exchange or refinance external indebtedness. […]”

Exhibit 1(a)(iii)

[TRANSLATION]

ORGANIC LAW OF THE FEDERAL PUBLIC ADMINISTRATION

“Article 31.- The Ministry of Finance and Public Credit shall be responsible for the following matters: […]

V. The management of the public debt of the Federation;

VI. The execution or authorization of all transactions in which public credit is used; […]”

Exhibit 1(a)(iv)

[TRANSLATION]

FEDERAL LAW OF PUBLIC DEBT

CHAPTER 1

General Provisions

“Article 1.- Pursuant to this law, the Public Debt is formed by funded, direct or contingent liabilities derived from financing and acquired by the following entities:

I. The Federal Executive Power and its branches. […]”

“Article 2.- For purposes of this law financing is understood to mean the contracting of credits or loans internally or externally originated from:

I. The subscribing or issuing of credit instruments of any other document payable on term. […]

IV. The execution of legal acts analogous to those aforementioned. […]”

“Article 3.- The Ministry of Finance and Public Credit pursuant to Article 31 of the Organic Law of the Federal Public Administration is the office of the Executive in charge of the application of this law, as well as interpretation and creation of the regulations that are necessary for its due execution.

The heads in charge of the Public Entities will be responsible for the strict compliance of the dispositions of this law, its regulations and the contracting directives issued by the Minister of Finance and Public Credit. The infringement to this law and to the other regulations described will be sanctioned in the terms that legally correspond and according to the regime of the responsibilities of federal public officials.”

CHAPTER II

Power of the Ministry of Finance and Public Credit

“Article 4.- The Federal Executive Power, through the Ministry of Finance and Public Credit, shall be vested to:

I. Issue securities and contract loans for productive public investment purposes for conversion or refinancing of Federal Treasury liabilities or monetary regulation purposes.

Currencies, amortization terms, interest rates of issued securities or loan agreements, as well as any other terms shall be determined by the Ministry according to the conditions prevailing in money and capital markets.

II. Formulate the financial program of the public sector pursuant to which the public debt shall be managed, including the requirements of foreign currency necessary to manage the external debt. […]

IV. Ensure that the proceeds obtained from public debt be destined to the fulfillment of projects, activities and enterprises that support the social and economic development plans; that they generate revenues for their repayment or that they be applied towards the improvement of the public debt structure.

V. Contract and administer the Federal Government public debt and grant its guaranty thereof in credit transactions with international organizations, of which Mexico is a member or with public or private national or foreign institutions provided that the credits be directed to the execution of investment projects or productive activities consistent with those social and economic development policies approved by the Executive that generate the necessary resources for the repayment of the credit and that the credit is adequately guaranteed. […]

VII. Supervise that the payment of principal and interest on the borrowings be punctually covered by the debtor agencies. […]”

“Article 5.- The Ministry of Finance and Public Credit shall also be vested with the following powers:

I. To contract directly the financing granted to the Federal Government, under the terms of this Law.

II. To submit for the approval of the President of the Republic bond issues to be placed in the country and abroad which may consist of one or several series that shall be placed into circulation as authorized by the Executive Branch through the Ministry of Finance and Public Credit. These issues shall constitute direct, general, and unconditional obligations of the United Mexican States pursuant to the terms set forth in the deeds of issue or respective agreements. Other terms shall be specified by the Ministry at the time the relevant deeds of issue or agreements are executed.

Titles evidencing issues to be placed abroad, acquired by foreigners not residents of Mexico shall not be subject to taxation. The Ministry of Finance and Public Credit may extend this treatment to the financial agents of the Federal Government when they make issuances on behalf of the Government itself.

III. To adopt the administrative measures concerning the payment of principal, interest, fees, financial charges, requirements and formalities of the deeds of issue and contractual documents relating to the securities, as well as the replacement of those securities evidencing national and foreign currency liabilities, and for their quotation in foreign and national stock markets. It is also empowered to agree with the creditor thereof in the creation of sinking funds for repayment of redeemed securities.

IV. To authorize parastatal entities to contract external financing.

V. To administer the registration of the debt of the federal public sector.”

“Article 8.- The loans contracted or authorized by The Ministry of Finance and Public Credit must be included in the financial program elaborated under the terms of Chapter III of this Law and in the general debt program.”

CHAPTER III

Programming of the Public Debt

“Article 9.- Congress shall authorize the amount of domestic and foreign direct net indebtedness necessary for the financing of the Federal Government and of the federal public sector Agencies, included in the Revenue Law and in the Federal Expenditure Budget, as well as that of the Federal District. The Executive Branch shall inform Congress on the current debt situation when rendering the yearly public account and when remitting the revenue program, and shall report on a quarterly basis the movements of said statement, within forty-five days following the end of the respective quarter. These amounts shall not include the changes concerning monetary regulation purposes.”

“Article 10.- When submitting to Congress the bill of the Revenue Law and the National Expenditure Budget, the Executive Branch shall propose the amount of foreign and domestic net indebtedness necessary for financing the corresponding fiscal year’s Federal Budget, providing sufficient judgment elements for supporting his proposal. When approving the Revenue Law, Congress may empower the Executive Branch to draw or authorize additional amounts if the Executive considers that exceptional economic circumstances have arisen. In such cases the Executive Branch shall immediately notify Congress.”

“Article 11.- In order to determine the financial needs referred to in the preceding article, the Ministry of Finance and Public Credit shall be informed through the Ministries or Administrative Departments commissioned with the coordination of the corresponding sector, of those projects and activity programs duly approved by the correspondent Ministry, whose execution requires financing.”

“Article 12.- The amount of indebtedness approved by Congress shall constitute the basis for contracting the necessary credits to finance the Federal Budgets. The net indebtedness of included governmental Agencies in said Budgets without exception shall correspond with scheduling thereof and other conditions agreed periodically with the governmental Ministry with jurisdiction over matters of expenditure and financing.”

“Article 16.- The amount of installments that Agencies shall allot annually to meet obligations derived from financial contracting shall be revised by the Ministry of Finance and Public Credit in order to include them in the Federal Expenditure Budget.”

CHAPTER IV

The Contracting of Loans by the Federal Government

“Article 17.- The Federal Executive and its branches may contract loans through the Ministry of Finance and Public Credit.

The agencies mentioned in Sections III to VI of Article l of this Law may only contract external financing with the previous authorization of the Ministry of Finance and Public Credit. In respect of internal financing, only the authorization of its governmental bodies is needed, in accordance with the procedure established in Article 6 of this Law.”

Exhibit 1(a)(v)

[TRANSLATION]

THE LAW OF THE SECURITIES MARKET

“Article 7.- In order to be subject to public offering in the national territory, securities must be registered in the Registry.

Any offering abroad of securities issued in the United Mexican States or by Mexican corporations, directly or through a trust or similar or equivalent vehicle, should be notified to the Commission describing the principal information of the offer and complying with the general rules issued by the Commission.

Persons making public offers of securities in accordance with the foregoing, have to expressly state in the information statement used for its offering, that the securities cannot be offered, nor traded in the Mexican territory.”

Exhibit 1(a)(vi)

[TRANSLATION]

INTERNAL REGULATIONS OF THE

MINISTRY OF FINANCE AND PUBLIC CREDIT

“Article 4°.- The representation, processing and resolution of all affairs within the competence of the Ministry of Finance and Public Credit, corresponds originally to the Minister.

For the release of tasks within its remit, the Minister may be assisted by the Undersecretaries, Undersecretary of Management, General Directors, Deputy General Directors, Directors, Deputy Directors, and any other officials pursuant this regulations and other legal provisions.

Article 7°.- Originally corresponds to the Undersecretaries the processing and resolution of all affairs which are competence of their subordinate administrative units, and also have the following powers: […]

Article 17.- The competence of the Deputy Undersecretary for Public Credit is:

[…]

VIII. To manage the Public Debt of the Federal Government and the Federal District; [...]

X. To perform the Ministry powers regarding the negotiation and contracting of transactions in connection with the public credit, and execute with the Treasurer of the Federation or the Deputy Treasurer of Operation, all kinds of securities obligating the Federal Government; to represent the Ministry on such matter and execute the corresponding securities and documents; to execute the powers of the Ministry regarding the authorization and registration of the indebtedness of the entities of the Federal Public Sector including the development bank institutions, as well as execute the powers of coordination of the Ministry with State productive enterprises regarding their financing operations that are constitutive of public debt, as well as to agree with those enterprises and their subsidiaries, the schedule of their financing operations; [...]

XIV. To negotiate and execute, prior superior instructions and, if necessary, execute financing transactions, options and derivatives and special schemes in which the Federal Government participates, including the support programs to the bank debtors; […]”

Exhibit 1(b)

Translation of the Presidential Decree issued by Andrés Manuel López Obrador, President of the United Mexican States, on December 20, 2021, authorizing the issuance and placement of debt securities for an amount up to sixty billion dollars, legal currency of the United States of America or its equivalent in other legal currencies.

ANDRÉS MANUEL LÓPEZ OBRADOR, President of the United Mexican States, in exercise of the power conferred upon me by section I of article 89 of the Political Constitution of the United Mexican States, based on article 2 of the Federal Revenue Law for the Fiscal Year 2021; article 2 section I, article 4, sections I and V, and article 5, section II of the General Law of Public Debt; and article 31, section V and VI of the Organic Law of the Federal Public Administration, and

CONSIDERING

That the objectives established in the previous Presidential Decree issued on January 26, 2016, to reduce external debt financing costs and in general to improve the terms and conditions of such debt by simultaneously expanding and diversifying the base of investors of debt instruments issued, were accomplished;

That it is necessary to strengthen the public external debt policy in order to let it become one of the pillars of macroeconomic stability of the country through the strengthening of the debt structure in order to satisfy the financing needs of the Federal Government at the lowest possible cost and to facilitate subsequent transactions at the best market conditions, as well to improve the risk, cost and term levels, developing sustainable and sound public finances and maintaining presence in the international capital markets;

That in recent years the United Mexican States has successfully secured its presence in the major international capital markets as highlighted by the following transactions: (i) in August 2016, for the first time in history, the United Mexican States executed the early maturity clause of a bond denominated in foreign currency, a practice that became a common tool for refinancing purposes in the following years (to date, such clause has been executed for a total of five bonds denominated in dollars and four bonds denominated in euros, which has allowed the Federal Government to refinance approximately U.S.$14.5 million of external debt between August 2016 and January 2021); (ii) in June 2019, the United Mexican States carried out its largest external debt issuance in the Japanese market (165 billion yen), reaffirming the country’s leadership as a sovereign issuer in this market; (iii) in January 2020, the second lowest coupon rate and the lowest coupon rate for the dollar market and the euro market, respectively, were obtained; (iv) in April 2020, the United Mexican States carried out the largest external debt issuance in the country’s history (U.S.$6 billion); (v) in September 2020, the United Mexican States issued its first thematic bond, becoming the first sovereign issuer in the world to issue a bond linked to the United Nations Sustainable Development Goals; (vi) in November 2020, the United Mexican States achieved its lowest coupon rate ever in the dollar market, issued its first 40-year external bond, and carried out the largest liability management exercise in the country’s history; (vii) in January 2021, the United Mexican States listed its first external bond in the Taiwanese market, which allowed it to diversify its investor base and marked the first time the Federal Government issued a 50-year external bond, and (viii) in January 2021, the United Mexican States executed the first liability management exercise in the euro market since 2013 and the first 30-year euro-denominated bond since 2015;

That, with the experience of these transactions, our country has established itself as an emerging market bond issuer in different international capital markets from those in which it traditionally has sought financing;

That the National Development Financing Program 2020-2024 is governed by the principles established in the National Development Plan 2019-2024, which emphasize the principles related to “Economy for Wellbeing” and “Leave no one behind, leave no one out”. In this regard, the Federal Government, in strict compliance with the priority objectives of the aforementioned program, is generating actions aimed at strengthening the macroeconomic foundations to promote stability, equitable economic growth and the well-being of the population, as well as to generate a better allocation of federal public resources allocated for current and investment spending;

That our economic policy aligns the necessities of maintaining moderate public deficits with strengthening the Mexican Financial System, which rely on the development of an adequate profile of public external debt;

That the Federal Government, through the Ministry of Finance and Public Credit, is committed to strengthen its debt structure by diversifying its investor base and by using liability management transactions in the best market conditions in order to improve risks, costs and term of its public external debt while maintaining an important presence in the foreign markets, all in strict accordance with the Constitution of the United Mexican States, Public Debt Law and other relevant regulations, I hereby issue the following:

DECREE

FIRST. - The Ministry of Finance and Public Credit is authorized to issue and place securities abroad of an amount up to sixty billion dollars in the legal currency of the United States of America or its equivalent in the legal currencies of other countries. The transactions to be carried out under this federal order shall not result in the incurrence of additional net external indebtedness beyond what is authorized by the Congress in Article 2 of the Federal Revenue Law for 2021, or the correlating Revenue Laws for the fiscal years in which such transactions will be realized.

SECOND. - Pursuant to the previous provision, the Ministry of Finance and Public Credit is also authorized to issue and place securities abroad in legal currency of the United States of America or its equivalent in the legal currencies of other countries solely for the purpose of standardizing certain contractual terms in such bonds issued after November 2014. The transactions realized in accordance with this provision shall not result in the incurrence of additional net indebtedness beyond that which has already been incurred under such securities.

THIRD. - The Ministry of Finance and Public Credit is authorized to execute all legal acts and contractual documents that may be necessary, as well as agreeing to and setting forth the traits of the issuance described in the First Article of this Decree, in accordance with article 4, section I of the General Law of Public Debt.

Granted at the official residence of the Federal Executive, in Mexico City, Federal District, on the 20th day of the month of December of the year two thousand and twenty-one.

(Signature of the President of the United Mexican States)

THE MINISTER OF FINANCE AND PUBLIC CREDIT

(Signature of the Minister of Finance and Public Credit)

ROGELIO EDUARDO RAMÍREZ DE LA O